Exhibit 10.10
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT, effective the 19th day of January 2009 (the “Agreement”), is entered into by and between HEALTH CARE REIT, INC., a Delaware corporation, (the “Corporation”), and JOHN T. THOMAS (the “Executive”).
          WHEREAS, the Corporation wishes to assure itself of the services of the Executive for the period provided in this Agreement and the Executive is willing to serve in the employ of the Corporation for such period upon the terms and conditions set forth in this Agreement.
          NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:
     1. EMPLOYMENT
          The Corporation hereby agrees to employ the Executive as Executive Vice President-Medical Facilities upon the terms and conditions herein contained, and the Executive hereby agrees to accept such employment and to serve in such position. As Executive Vice President-Medical Facilities, the Executive will (i) develop and update, in cooperation with the executive management team of the Corporation, the strategic vision and direction of the Corporation’s medical facilities group; (ii) implement the Corporation’s strategic goals for the medical facilities group; (iii) provide executive management of the entire medical facilities group, including the management services group and development services group; (iv) develop and maintain relationships with targeted health systems and providers; (v) establish the Corporation as a leader in providing complete solutions to health systems and providers by actively planning and participating in industry conferences and events and by undertaking a wide range of activities that position the Corporation as a thought leader and “first choice” capital and development partner; and (vi) undertake such other responsibilities as may be assigned to the Executive by the Corporation’s Chief Executive Officer (the “CEO”) or President from time to time. In such capacity, the Executive shall report to the Corporation’s CEO, President and Board of Directors and shall have such powers and responsibilities consistent with his position as may be assigned.
          Throughout the term of this Agreement, the Executive shall devote his best efforts and all of his business time and services to the business and affairs of the Corporation.
     2. TERM OF AGREEMENT
          The current term of employment under this Agreement shall expire on January 31, 2011. Upon the expiration of such term, the term of employment hereunder shall automatically be extended without further action by the parties for successive two (2) year renewal terms, unless either party shall give at least six (6) months advance written notice to the other of his or its intention that this Agreement shall terminate upon the expiration of the current term or the then current renewal term, as the case may be.

          Notwithstanding the foregoing, the Corporation shall be entitled to terminate this Agreement immediately, subject to a continuing obligation to make any payments required under Section 5 below, if the Executive (i) becomes disabled as described in Section 5(b), (ii) is terminated for Cause, as defined in Section 5(c), or (iii) voluntarily terminates his employment before the current term of this Agreement expires, as described in Section 5(d).
     3. SALARY AND BONUS
          The Executive shall receive a base salary during the term of this Agreement at a rate of $290,000 per annum for 2009, and at a rate of not less than $290,000 per annum for subsequent years, payable in substantially equal semi-monthly installments. The Compensation Committee of the Board shall consult with the CEO and review the Executive’s base salary at annual intervals, and may adjust the Executive’s annual base salary from time to time as the Committee deems to be appropriate.
          The Executive shall also be eligible to receive an annual bonus from the Corporation each year during the term of this Agreement, with the actual amount of such bonus to be determined by the Compensation Committee of the Corporation’s Board, using such performance measures as the Committee deems to be appropriate; provided, however, that the bonus range shall be between thirty-five percent (35%) and one hundred five percent (105%) of the Executive’s base salary, assuming satisfactory individual and corporate performance. Such bonus, if any, shall be paid to the Executive no later than sixty (60) days after the end of the year to which the bonus relates. The annual bonus for 2009 shall be prorated for the partial year.
          On the date of this Agreement, the Executive shall receive a grant of shares of the Corporation’s common stock having a value of $195,000, based on the closing price of the Corporation’s common stock on the date of this Agreement (the “Shares”). The Shares shall be subject to the restrictions set forth in the restricted stock agreement between the Corporation and the Executive and shall vest in five annual installments, on January 15, 2010 and the next four anniversaries of such date, or at such earlier time as the restrictions may lapse pursuant to the terms of such restricted stock agreement.
     4. ADDITIONAL COMPENSATION AND BENEFITS
          The Executive shall receive the following additional compensation and welfare and fringe benefits during the term of the Agreement:
     (a) Stock Options and Other Long-Term Incentives. During the term of the Agreement, any stock options, restricted stock or other awards granted under the 2005 Long-Term Incentive Plan shall be at the discretion of the Compensation Committee of the Corporation’s Board.
     (b) Health Insurance. The Corporation shall provide the Executive and his dependents with health insurance, life insurance and disability coverage on terms no less favorable than that from time to time made available to other key employees.

     (c) Vacation. The Executive shall be entitled to up to three (3) weeks of vacation during each year during the term of this Agreement and any extensions thereof, prorated for partial years.
     (d) Business Expenses. The Corporation shall reimburse the Executive for all reasonable expenses he incurs in promoting the Corporation’s business, including expenses for travel and similar items, upon presentation by the Executive from time to time of an itemized account of such expenditures.
     (e) Relocation Arrangements. The Corporation shall pay normal and reasonable expenses associated with having a third-party relocation company (“Relocation Company”) facilitate the Executive’s move to the Toledo, Ohio area. As part of that program, the Relocation Company will offer to acquire the Executive’s home at its appraised value and will arrange to move the Executive’s household. If the Executive chooses not to accept the Relocation Company’s offer, the Executive will be responsible for any expenses associated with marketing and selling his home.
     (f) Moving Allowance. The Corporation shall pay for normal and reasonable expenses charged by the Relocation Company to move the Executive’s household from the Dallas, Texas area to the Toledo, Ohio area. In addition, the Corporation shall pay for one trip to Toledo for the Executive’s spouse and children, up to a maximum of $3,000. The Executive shall provide appropriate documentation for all expenses.
     (g) Temporary Housing Allowance. The Corporation shall pay the Executive a housing allowance of up to $10,000 for temporary accommodations in Toledo, Ohio. The Executive shall provide appropriate documentation for all expenses.
          In addition to the benefits provided pursuant to the preceding paragraphs of this Section 4, the Executive shall be eligible to participate in such other executive compensation and retirement plans of the Corporation as are applicable generally to other officers, and in such welfare benefit plans, programs, practices and policies of the Corporation as are generally applicable to other key employees, unless such participation would duplicate, directly or indirectly, benefits already accorded to the Executive.
     5. PAYMENTS UPON TERMINATION
          (a) Involuntary Termination. If the Executive’s employment is involuntarily terminated by the Corporation during the term of this Agreement, the Executive shall be entitled to receive his base salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to fiscal years or other periods preceding the termination date. Such payments shall be made to the Executive within sixty (60) days following the date of involuntary termination. The Executive shall also receive any nonforfeitable benefits payable to him under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan.

          If the termination is not a termination for Cause, as described in paragraph (c), a voluntary termination by the Executive as described in paragraph (d), or a result of the Executive’s death or disability, then the Corporation shall also be obligated to make a series of monthly severance payments to the Executive for each month during the remaining term of this Agreement, but not less than twelve (12) months. Each monthly payment shall be equal to one-twelfth (1/12th) of the sum of (i) the Executive’s annual base salary, as in effect on the date of termination, and (ii) the average of the annual bonuses paid to the Executive for the prior three fiscal years preceding the termination date and shall be paid to the Executive beginning with the month following month in which the termination occurs in accordance with the Corporation’s normal payroll practices. If the Executive obtains a replacement position with any new employer (including a position as an officer, employee, consultant, or agent, or self-employment as a partner or sole proprietor), the payments shall be reduced by all amounts the Executive receives as compensation for services performed during such period. The Executive shall be under no duty to mitigate the amounts owed to him under this paragraph (a) by seeking such a replacement position.
          In addition, if the termination is not a termination for Cause as described in paragraph (c), a voluntary termination by the Executive as described in paragraph (d), or a result of the Executive’s death or disability, then:
     (i) Any stock options, restricted stock or other awards granted to the Executive under the Corporation’s 2005 Long-Term Incentive Plan shall become fully vested and, in the case of stock options, exercisable in full; and
     (ii) The Executive shall be provided continued coverage at the Corporation’s expense under any life, health and disability insurance programs maintained by the Corporation in which the Executive participated at the time of his termination for the remaining term of the Agreement (but not less than six (6) months and not more than the period during which the Executive would be entitled to continuation coverage under Section 4980B of the Internal Revenue Code, as amended (the “Code”), if the Executive elected such coverage and paid the applicable premiums), or until, if earlier, the date the Executive obtains comparable coverage under benefit plans maintained by a new employer.
          (b) Disability. The Corporation shall be entitled to terminate the Executive’s employment if the Board determines that the Executive has been unable to attend to his duties for at least ninety (90) days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents the Executive from resuming full performance of his duties and is likely to continue for an indefinite period. Upon such involuntary termination, the Executive shall be entitled to receive his base salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to fiscal years or other periods preceding the termination date. Such payments shall be made to the Executive within sixty (60) days following the date of involuntary termination. In addition, the Corporation shall make a series of monthly disability payments to Executive, each equal to one-twelfth (1/12th) of the sum of (i) his annual base salary, as in effect at the time Executive became permanently disabled, and (ii) the average of the annual bonuses paid to the Executive for the prior three fiscal years preceding the date of disability. Payment of such disability benefit shall be paid in accordance with the Corporation’s normal payroll practices, shall commence with the month following the month in which the involuntary termination occurs and continue each month for the remaining current term of this Agreement (but not less than twelve (12) months), but shall terminate at an earlier date if the Executive returns to active employment, either with the Corporation or otherwise. Any amounts payable under this Section 5(b) shall be reduced by any amounts paid to the Executive under any long-term disability plan or other disability program or insurance policies maintained or provided by the Corporation.
          (c) Termination for Cause. If the Executive’s employment is terminated by the Corporation for Cause, the amount the Executive shall be entitled to receive from the Corporation shall be limited to his base salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to the fiscal year of the Corporation most recently ended, and any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation. Such payments shall be made to the Executive within sixty (60) days following the date of termination.
          For purposes of this Agreement, the term “Cause” shall be limited to (i) action by the Executive involving willful disloyalty to the Corporation, such as embezzlement, fraud, misappropriation of corporate assets or a breach of the covenants set forth in Sections 9 and 10 below; or (ii) the Executive being convicted of a felony; or (iii) the Executive being convicted of any lesser crime or offense committed in connection with the performance of his duties hereunder or involving moral turpitude; or (iv) the intentional and willful failure by the Executive to substantially perform his duties hereunder as directed by the Corporation’s CEO or President (other than any such failure resulting from the Executive’s incapacity due to physical or mental disability) after a demand for substantial performance is made on the Executive by the Board of Directors.
          (d) Voluntary Termination by the Executive. If the Executive resigns or otherwise voluntarily terminates his employment before the end of the current term of this Agreement (other than in connection with a Change in Corporate Control, as described in Section 6), the amount the Executive shall be entitled to receive from the Corporation shall be limited to his base salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to any fiscal years or other periods preceding the termination date, and any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans of the Corporation. Such payment shall be made to the Executive within sixty (60) days following the date of resignation or voluntary termination.
          For purposes of this paragraph, a resignation by the Executive shall not be deemed to be voluntary if, without the Executive’s prior consent, the Executive is (1) assigned to a position other than the Executive Vice President-Medical Facilities of the Corporation (other than for Cause or by reason of permanent disability) or assigned duties materially inconsistent with such position if either such change in assignment constitutes a material diminution in the Executive’s authority, duties or responsibilities, or (2) directed to report to anyone other than the Corporation’s CEO, President or Board of Directors if such change in reporting duties constitutes a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report; provided that the Executive has notified the Corporation within the first ninety (90) days following the initial date of such change in assignment or reporting duties that the Executive regards such change in assignment or reporting duties as grounds justifying resignation under this paragraph and the Corporation has failed to cure such change in assignment or reporting duties within ninety (90) days following its receipt of such notice from the Executive; and provided further that the Executive resigns under this paragraph within one (1) year following the initial existence of a change in assignment or reporting duties described herein.
     6. EFFECT OF CHANGE IN CORPORATE CONTROL
          (a) Accelerated Vesting of Awards. In the event of a Change in Corporate Control, the vesting of any stock options, restricted stock or other awards granted to the Executive under the terms of the Corporation’s 2005 Long-Term Incentive Plan shall be accelerated (to the extent permitted by the terms of such plans) and such awards shall become immediately vested in full and, in the case of stock options, exercisable in full.
          (b) Severance Payment. If, at any time during the period of twelve (12) consecutive months following the occurrence of a Change in Corporate Control, and during the term of this Agreement, the Executive is involuntarily terminated (other than for Cause), the Executive shall be entitled to receive a lump sum severance payment equal to the present value of a series of monthly payments for twenty-four (24) months, each in an amount equal to one-twelfth (1/12th) of the sum of (i) the Executive’s annual base salary, as in effect at the time of the Change in Corporate Control, and (ii) the average of the annual bonuses paid to the Executive for the prior three fiscal years of the Corporation ending prior to the Change in Corporate Control. Such present value shall be calculated using a discount rate equal to the interest rate on 90-day Treasury bills, as reported in the Wall Street Journal (or similar publication) on the date of the Change in Corporate Control. Such lump sum payment shall be made to the Executive within sixty (60) days following the date of such involuntary termination.
          In addition, if the Executive is involuntarily terminated (other than for Cause) within twelve (12) months after a Change in Corporate Control, he shall be entitled to continued coverage at the Corporation’s expense under any life, health and disability insurance programs maintained by the Corporation in which the Executive participated at the time of his termination, which coverage shall be continued until the expiration of the current term of the Agreement (but not less than six (6) months and not more than the period during which the Executive would be entitled to continuation coverage under Section 4980B of the Code if the Executive elected such coverage and paid the applicable premiums) or until, if earlier, the date the Executive obtains comparable coverage under benefit plans maintained by a new employer.
          (c) Definition of Change in Corporate Control. For purposes of this Agreement, a “Change in Corporate Control” shall include any of the following events:
     (i) The acquisition in one or more transactions of more than twenty percent (20%) of the Corporation’s outstanding Common Stock (or the equivalent in voting power of any class or classes of securities of the Corporation entitled to vote in elections of directors) by any corporation, or other person or group (within the meaning of Section 14(d)(3) of the Securities Exchange Act of 1934, as amended);

     (ii) Any transfer or sale of substantially all of the assets of the Corporation, or any merger or consolidation of the Corporation into or with another corporation in which the Corporation is not the surviving entity; or
     (iii) Any election of persons to the Board of Directors which causes a majority of the Board of Directors to consist of persons other than “Continuing Directors”. For this purpose, those persons who were members of the Board of Directors on May 1, 2008, shall be “Continuing Directors”. Any person who is nominated for election as a member of the Board after May 1, 2008, shall also be considered a “Continuing Director” for this purpose if, and only if, his or her nomination for election to the Board of Directors is approved or recommended by a majority of the members of the Board (or of the relevant Nominating Committee) and at least five (5) members of the Board are themselves Continuing Directors at the time of such nomination.
     (d) Gross-Up Payment and Excise Taxes.
     (i) If any payment, accelerated vesting or other benefit provided by the Corporation to the Executive in connection with a Change in Corporate Control, whether paid or payable pursuant to the terms of this Agreement or otherwise (a “Parachute Payment”) is determined to be a parachute payment subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest and penalties incurred by the Executive with respect to such excise tax, are referred to as the “Excise Tax”), the Corporation shall make an additional payment (the “Gross-Up Payment”) to the Executive in an amount such that the net amount of the Gross-Up Payment the Executive retains, after payment by the Executive of all taxes imposed upon the Gross-Up Payment, including, without limitation, the Excise Tax and any federal, state or local income taxes (and any interest and penalties imposed with respect thereto) on the Gross-Up Payment, will be equal to the Excise Tax liability imposed upon the Executive with respect to all Parachute Payments (other than the Gross-Up Payment). The Gross-Up Payment shall be paid to the Executive no later than the date the Executive is required to pay the Excise Tax.
     (ii) Notwithstanding the foregoing, if (1) any payments otherwise due to or on behalf of the Executive (determined without regard to paragraph 6(d)(i)) are subject to Excise Tax, and (2) a reduction in such payments otherwise subject to Excise Tax to an amount that is not less than ninety percent (90%) of the value of the payments otherwise subject to the Excise Tax would result in no Excise Tax being imposed with respect to any payments, then the payments to which the Executive is or will become entitled under this Agreement or otherwise shall be reduced to the extent required to avoid incurring the Excise Tax and no payments shall be made to the Executive under paragraph 6(d)(i). If any payments pursuant to this Agreement are required to be reduced pursuant to this Section 6(d)(ii) in order to avoid an Excise Tax under Section 4999 of the Code, there shall be no discretion in the ordering of the payments that are reduced, and instead such reductions shall be made in a manner so as to get the best economic benefit for the Executive, and to the extent economically equivalent, payments under this Agreement shall be reduced on a pro rata basis.

     7. DEATH
          If the Executive dies during the term of this Agreement, the Corporation shall pay to the Executive’s estate a lump sum payment equal to the sum of the Executive’s base salary accrued through the date of death, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to fiscal years or other periods preceding the date of death. In addition, the Corporation shall pay to the Executive’s surviving spouse (or such other beneficiary as the Executive may designate in writing) a lump sum payment equal to the present value of a series of monthly payments for each month during the remaining term of the Agreement (but not less than twelve (12) months), each in an amount equal to one-twelfth (1/12th) of the sum of (i) the Executive’s annual base salary, as in effect on the date of death, and (ii) the average of the annual bonuses paid to the Executive for the prior three fiscal years preceding the date of death. Such present value shall be calculated using a discount rate equal to the interest rate on 90-day Treasury bills, as reported in the Wall Street Journal (or similar publication) for the date of death. Both the lump sum payment to the Executive’s estate and the lump sum payment to the Executive’s surviving spouse (or other designated beneficiary) shall be paid within sixty (60) days following the date of the Executive’s death. In addition, the death benefits payable by reason of the Executive’s death under any retirement, deferred compensation, life insurance or other employee benefit plan maintained by the Corporation shall be paid to the beneficiary designated by the Executive, and the stock options, restricted stock or other awards held by the Executive under the Corporation’s stock plans shall become fully vested, and, in the case of stock options, exercisable in full, in accordance with the terms of the applicable plan or plans.
     8. WITHHOLDING
          The Corporation shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.
     9. PROTECTION OF CONFIDENTIAL INFORMATION
          The Executive agrees that he will keep all confidential and proprietary information of the Corporation or relating to its business confidential, and that he will not (except with the Corporation’s prior written consent), while in the employ of the Corporation or thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of his duties hereunder, and then only to those with a “need to know.” The Executive shall not make use of any such confidential information for his own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Corporation) under any circumstances during or after the term of his employment. The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the Corporation or is otherwise in the public domain at the time of disclosure.
          The Executive recognizes that because his work for the Corporation may bring him into contact with confidential and proprietary information of the Corporation, the restrictions of this Section 9 are required for the reasonable protection of the Corporation and its investments and for the Corporation’s reliance on and confidence in the Executive.

     10. COVENANT NOT TO COMPETE
          The Executive hereby agrees that he will not, either during the employment term or during the period of one (1) year from the time the Executive’s employment under this Agreement ceases (for whatever reason), engage in any business activities on behalf of any enterprise which competes with the Corporation in the business of (i) ownership or operation of Health Care Facilities (defined below); ( ii) investment in or lending to health care related enterprises (including, without limitation, owners or developers of Health Care Facilities); (iii) management of Health Care Facilities; or (iv) provision of any planning or development services for Health Care Facilities. “Health Care Facilities” means any senior housing facilities or facilities used or intended primarily for the delivery of health care services, including, without limitation, any active adult communities, independent living facilities, assisted living facilities, skilled nursing facilities, inpatient rehabilitation facilities, ambulatory surgery centers, medical office buildings, hospitals of any kind, or any similar types of facilities or projects. The Executive will be deemed to be engaged in such competitive business activities if he participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than two percent (2%) of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities.
          The Executive agrees that he shall not, for a period of one year from the time his employment under this Agreement ceases (for whatever reason), or, if later, during any period in which he is receiving monthly severance payments under Section 5 of this Agreement, solicit any employee or full-time consultant of the Corporation for the purposes of hiring or retaining such employee or consultant. For this purpose, the Executive shall be considered to be receiving monthly severance payments under Section 5 of this Agreement during any period for which he would have received such severance payments had such payments not been offset by compensation received from a successor employer.
     11. INJUNCTIVE RELIEF
          The Executive acknowledges and agrees that it would be difficult to fully compensate the Corporation for damages resulting from the breach or threatened breach of the covenants set forth in Sections 9 and 10 of this Agreement and accordingly agrees that the Corporation shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Northern District of Ohio or in any court in the State of Ohio having subject matter jurisdiction. This provision with respect to injunctive relief shall not, however, diminish the Corporation’s right to claim and recover damages.
          It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.

     12. NOTICES
     All notices or communications hereunder shall be in writing and sent certified or registered mail, return receipt requested, postage prepaid, addressed as follows (or to such other address as such party may designate in writing from time to time):
     If to the Corporation:
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, OH 43604
Attention: Senior Vice President-Administration and Corporate Secretary
     If to the Executive:
John T. Thomas
3100 Roberts Drive
Richardson, Texas 75082
The actual date of receipt, as shown by the receipt therefor, shall determine the time at which notice was given.
     13. SEPARABILITY
          If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.
     14. ASSIGNMENT
          This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Corporation, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.
     15. ENTIRE AGREEMENT
          This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Corporation and the Executive. The Agreement may be amended at any time by mutual written agreement of the parties hereto.
     16. SECTION 409A COMPLIANCE
          This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to the Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulation Section 1.409A-1(b)(4). Each payment and benefit hereunder shall constitute a “separately identified” amount within the meaning of Treasury Regulation Section 1.409A-2(b)(2). In the event the terms of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Corporation and the Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination,” “termination of employment,” or similar phrases, such term shall be deemed to refer to the Executive’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder) with the Corporation and all entities treated as a single employer with the Corporation under Sections 414(b) and (c) of the Code but substituting a 50% ownership level for the 80% ownership level set forth therein). Notwithstanding any other provision in this Agreement, if the Executive is a “Specified Employee” (as defined Treasury Regulation Section 1.409A-1(i) on December 31st of the prior calendar year), as of the date of the Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive’s separation from service, such payment shall be delayed and paid to the Executive, together with interest at an annual rate equal to the interest rate specified by KeyBank for a six-month certificate of deposit, on the first day of the first calendar month beginning at least six months following the date of termination, or, if earlier, within ninety (90) days following the Executive’s death to the Executive’s surviving spouse (or such other beneficiary as the Executive may designate in writing). Any reimbursement or advancement payable to the Executive pursuant to this Agreement shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Corporation under any applicable expense reimbursement policy, and shall be paid to the Executive within thirty (30) days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.
     17. GOVERNING LAW
          This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Ohio, other than the conflict of laws provisions of such laws.
[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed, and the Executive has hereunto set his hand, as of the day and year first above written.

Attest:	HEALTH CARE REIT, INC.

/s/ Erin C. Ibele	By:	/s/ Jeffrey H. Miller

Erin C. Ibele, Senior Vice President- Administration and Corporate Secretary		Jeffrey H. Miller, Executive Vice President and General Counsel

Witness:	EXECUTIVE:

/s/ Erin C. Ibele	/s/ John T. Thomas

John T. Thomas